Exhibit 99.1

News Release

For information contact:

Lisa Schultz

Chief Communications Officer

CNL Financial Group

(407) 650-1223

CNL LIFESTYLE PROPERTIES ANNOUNCES SECOND QUARTER 2012 RESULTS

(ORLANDO, Fla.) August 15, 2012 — CNL Lifestyle Properties, Inc., a real estate investment trust (“we,” “our” or “us”), today announced its operating results for the quarter ended June 30, 2012. As of August 15, 2012, we owned a portfolio of 177 properties, 78 of which are wholly-owned by us and run by third-party operators under long-term, triple-net leases with a weighted average lease rate of 8.0 percent, 48 of which are managed by third-party operators, one of which is held for development and 50 of which are owned through unconsolidated joint venture arrangements. Of our joint venture investments, 14 are leased and 36 are managed by third-party operators. Diversification by asset class based on initial purchase price is 32.5 percent senior housing, 18.7 percent ski and mountain lifestyle, 15.6 percent golf, 13.4 percent attractions, 5.1 percent marinas and 14.7 percent in additional lifestyle properties, including lodging.

Financial Highlights

The following table presents selected comparable financial data through June 30, 2012 (in millions except ratios and per share data):

	Quarter ended June 30,		Year ended June 30,
	2012	2011	2012	2011
Total revenues	$120.8	$105.6	$210.7	$187.8
Total expenses	126.9	106.7	226.0	194.5
Net loss	(19.9)	(15.7)	(44.7)	(36.4)
Net loss per share	(0.07)	(0.05)	(0.14)	(0.12)
FFO	16.9	19.7	32.8	35.1
FFO per share	0.05	0.06	0.11	0.12
MFFO	21.5	17.0	31.3	39.2
MFFO per share	0.07	0.06	0.10	0.13
Adjusted EBITDA	40.6	30.4	68.5	54.3
Cash flow from operating activities			36.2	51.6

As of June 30, 2012:
Total assets			$3,015.4
Total debt			1,103.1
Leverage ratio			36.6%

Page 2/CNL Lifestyle Properties Announces Second Quarter 2012 Results

See detailed financial information and full reconciliation of Funds from Operations (“FFO”), Modified Funds from Operations (“MFFO”) and Adjusted EBITDA, which are non-GAAP measures, below.

The increase in net loss and loss per share for the quarter ended June 30, 2012 as compared to the same period in 2011 was primarily attributable to: (i) a reduction in rental income of approximately $2.3 million on 32 golf facilities as a result of the lease modifications as well as lower net operating income in 2012 versus rental income in 2011 from the nine properties that were converted from a leased structure to a managed structure, (ii) an increase in interest expense and loan cost amortization of approximately $1.0 million resulting from additional long-term debt obtained subsequent to June 30, 2011, (iii) an increase in depreciation expense of approximately $2.6 million, (iv) an increase in bad debt expense of approximately $0.5 million, (v) an increase in loss on lease terminations of approximately $2.3 million on leases that we anticipate terminating during third quarter of 2012, (vi) an increase in asset management fees and other general and administrative expenses totaling approximately $1.9 million due to the growth in the number of properties and (vii) an increase in loan loss provision of $1.7 million; offset by (i) an increase in rental income from leased properties and net operating income from managed properties of approximately $7.6 million related to properties acquired subsequent to June 30, 2011.

The increase in net loss and loss per share for the six months ended June 30, 2012 as compared to the same period in 2011 was primarily attributable to: (i) a reduction in rental income of approximately $3.2 million on 32 golf facilities as a result of the lease modifications, (ii) an increase in interest expense and loan cost amortization of approximately $6.0 million resulting from the issuance of our senior notes and additional long-term debt obtained subsequent to June 30, 2011, (iii) lower net operating income in 2012 versus rental income in 2011 totaling $2.5 million from the nine properties that were converted from a leased structure to a managed structure, (iv) an increase in depreciation expense of approximately $4.9 million, (v) an increase in bad debt expense of approximately $2.5 million primarily attributable to write-off of past due rents in connection with the amending and terminating leases with two of our golf tenants that were deemed uncollectible, (vi) an increase in loss on lease terminations of approximately $2.3 million on leases that we anticipate terminating during third quarter of 2012, (vii) an increase in asset management fees and general and administrative expenses totaling approximately $4.6 million due to the growth in the number of properties and (vii) an increase in loan loss provision of $1.7 million; offset by (i) an increase in equity in earnings of approximately $5.2 million related to our unconsolidated entities as a result of expensing non-recurring significant initial transaction costs incurred upon the formation of CNLSun I Venture incurred in 2011, (ii) an increase in income of approximately $8.9 million related to properties acquired in 2011, and (iii) a $4.1 million reduction in acquisition costs and fees as a result of our primary common stock offering ending in April 2011.

Total FFO and FFO per share was approximately $16.9 million and $32.8 million or $0.05 and $0.11 for the quarter and six months ended June 30, 2012, respectively, as compared to approximately $19.7 million and $35.1 million or $0.06 and $0.12 for the quarter and six months ended June 30, 2011, respectively. The decrease in FFO for the quarter ended June 30, 2012 was attributable to: (i) a reduction in rental income of approximately $2.3 million on the 32 golf facilities as a result of the lease modification as well as lower net operating income in 2012 versus rental income in 2011 from the nine properties that were recently converted from a leased to managed structure, (ii) an increase in loan loss provision and loss on lease terminations of approximately $4.0 million, (iii) an increase in bad debt expense, asset management fees and general and administrative expense of approximately $2.5 million,

Page 3/CNL Lifestyle Properties Announces Second Quarter 2012 Results

(iv) an increase in interest expense and loan costs amortization of approximately $1.0 million resulting from the issuance of additional debt and (v) a decrease in FFO contribution from unconsolidated entities of approximately $0.6 million; offset in part, by (i) an increase in rental income from leased properties and net operating income from managed properties of approximately $7.6 million related to properties acquired subsequent to June 30, 2011.

The decrease in FFO for the six months ended June 30, 2012 was attributable to: (i) a reduction in rental income of approximately $3.2 million related to a reduction of rental income on the 32 golf facilities as a result of lease modifications as well as lower net operating income in 2012 versus rental income in 2011 from the nine properties that were recently converted from a leased to managed structure, (ii) an increase in loan loss provision and loss on lease terminations of approximately $4.0 million, (iii) an increase in bad debt expense and asset management fees of approximately $4.6 million, and (iv) an increase in interest expense and loan costs amortization expense of approximately $6.0 million resulting from the issuance of our senior notes in April 2011, additional debt facilities acquired subsequent to June 30, 2011 and the draw down on our revolving line of credit in connection with the acquisition of nine properties; offset, in part, by (i) a reduction in acquisition fees and expenses of approximately $4.1 million, (ii) an increase in rental income from leased properties and net operating income from managed properties of approximately $8.9 million related to properties acquired subsequent to June 30, 2011, (iii) a reduction in loss from extinguishment of debt of approximately $1.5 million and (iv) an increase in FFO contribution from unconsolidated entities of approximately $1.6 million.

Total MFFO and MFFO per share was approximately $21.5 million or $0.07 for the quarter ended June 30, 2012 as compared to approximately $17.0 million or $0.06 for the quarter ended June 30, 2011. The increase in MFFO and MFFO per share for the quarter ended June 30, 2012 was principally due to an increase in rental income from leased properties (excluding straight-line adjustments for rental income) and net operating income from managed properties of approximately $7.4 million related to properties acquired subsequent to June 30, 2011, offset by an increase in interest expense and loan costs amortization, bad debt expense, asset management fees and general and administrative expenses of approximately $3.5 million.

Total MFFO and MFFO per share was approximately $31.3 million or $0.10 for the six months ended June 30, 2012 as compared to approximately $39.2 million or $0.13 for the six months ended June 30, 2011. The decrease in MFFO and MFFO per share for the six months ended June 30, 2012 was principally due to: (i) a reduction of cash rent received of approximately $3.6 million attributable to the lease modification on 32 golf properties, and (ii) an increase in interest expense and loan costs amortization, bad debt expense, asset management fees and general and administrative expenses of approximately $13.0 million, offset by an $8.6 million increase in net cash received on properties acquired subsequent to June 30, 2011.

Adjusted EBITDA was approximately $40.6 million for the quarter ended June 30, 2012 as compared to approximately $30.4 million for the quarter ended June 30, 2011, respectively. The increase in adjusted EBITDA of approximately $10.1 million for the quarter ended June 30, 2012 was primarily attributable to: (i) an increase in distributions from unconsolidated entities of approximately $5.3 million, primarily from our three senior housing joint ventures, (ii) an increase in net cash received of $4.3 million on properties acquired subsequent to June 30, 2011, and (iii) an increase in net operating income from our managed properties of $3.0 million, offset by an increase in bad debt, asset management fees and general and administrative expenses of approximately $2.5 million.

Page 4/CNL Lifestyle Properties Announces Second Quarter 2012 Results

Adjusted EBITDA was approximately $68.5 million for the six months ended June 30, 2012 as compared to approximately $54.3 million for the six months ended June 30, 2011, respectively. The increase in adjusted EBITDA of approximately $14.2 million for the six months ended June 30, 2012 was primarily attributable to: (i) an increase in distributions from unconsolidated entities of approximately $13.7 million, primarily from our three senior housing joint ventures and (ii) an increase in net cash received of $8.6 million on properties acquired subsequent to June 30, 2011; offset by an increase in bad debt, asset management fees and general and administrative expenses of approximately $7.1 million and a reduction in rental income from leased properties that were transitioned to managed of approximately $1.0 million.

Portfolio Performance

Although property-level operating results are not necessarily indicative of our consolidated results of operations for properties where the Company has long-term leases and reports rental income and the cash flows it receives from its unconsolidated joint ventures, the Company believes that the property-level performance reported to it by its tenants and operators is useful because it is representative of the changing health of its properties and trends in its portfolio. The following table summarizes the Company’s same-store comparable property performance for the quarter and six months ended June 30, 2012 (in millions except coverage ratio):

	Number	Quarter Ended June 30,						TTM Rent Coverage*
	of	2012		2011		Increase/(Decrease)
	Properties	Revenue	EBITDA (1)	Revenue	EBITDA (1)	Revenue	EBITDA

Ski and mountain lifestyle	22	$31.4	$(8.2)	$36.9	$(9.3)	-14.9%	12.6%	1.18
Golf	49	47.7	12.7	46.3	10.5	3.0%	20.6%	1.55
Attractions	19	58.0	10.8	54.8	9.7	5.9%	10.9%	1.52
Marinas	17	9.6	3.4	9.1	3.3	6.4%	1.5%	0.84
Additional lifestyle properties	7	46.7	10.3	44.4	9.7	5.0%	6.2%	1.32

Total	114	$193.4	$29.0	$191.5	$23.9	1.0%	21.1%	1.25

	Number	Six Months Ended June 30,
	of	2012		2011		Increase/(Decrease)
	Properties	Revenue	EBITDA (1)	Revenue	EBITDA (1)	Revenue	EBITDA

Ski and mountain lifestyle	22	$222.1	$75.0	$255.9	$94.4	-13.2%	-20.6%
Golf	49	82.6	20.9	78.4	16.0	5.4%	30.8%
Attractions	19	65.4	(1.0)	61.1	(0.9)	7.1%	-14.8%
Marinas	17	15.6	5.2	15.0	5.4	3.8%	-3.3%
Additional lifestyle properties	7	99.8	26.3	95.1	25.3	4.9%	3.8%

Total	114	$485.5	$126.4	$505.5	$140.2	-3.9%	-9.9%

*	As of June 30, 2012 on trailing 12-month (“TTM”) basis for properties subject to lease calculated as property-level EBITDA before recurring capital expenditures divided by base rent.

For the quarter ended June 30, 2012, our tenants and managers reported to us an increase in revenue and property-level EBITDA of 1.0% and 21.1%, respectively, as compared to the same period in the prior year. The increase was primarily attributable to quarter-over-quarter improvements in our golf, attractions and additional lifestyle properties. Our golf properties have begun to see an increase in total rounds played and higher rates, along with focused operations and margin management. Our additional lifestyle properties, which include three waterpark hotels and our attractions properties, have experienced

Page 5/CNL Lifestyle Properties Announces Second Quarter 2012 Results

an increase in visitation during the early portion of their operating season. We believe that all of these trends are as a result of favorable weather patterns and a general improvement in consumer confidence and spending. The increase was offset by our ski and mountain lifestyle properties, which recorded a decrease in revenue of 14.9% as compared to same period in the prior year. Many of these properties experienced unprecedented low levels of natural snowfall for the 2011/2012 ski season. However, we expect regained performance to historical levels in the future during more typical snow years. Excluding our ski and mountain lifestyle properties and the Omni Mt. Washington Resort, our tenants and managers reported an overall increase in revenues and EBITDA for the quarter of 5.5% and 13.6%, respectively, compared to the same period last year.

For the six months ended June 30, 2012, our tenants and managers reported to us a decrease in revenue and property-level EBTIDA of 3.9% and 9.9%, respectively, as compared to the same period in the prior year. The decrease in revenue was primarily attributable to a decline in revenues from our ski and mountain lifestyle properties as described previously. Excluding our ski and mountain lifestyle properties and the Omni Mt. Washington Resort, our tenants and managers reported an overall increase in revenues and EBITDA of 6.9% and 17.4%, respectively, for the comparable year-over-year, six-month period. The increase is primarily attributable to our golf, attractions and additional lifestyle properties as described in the preceding paragraph.

When evaluating our senior housing properties’ performance, we review operating statistics of the underlying properties, including monthly revenue per occupied unit (“RevPOU”) and occupancy levels. RevPOU, which we define as total revenue divided by average number of occupied units during a month, is a performance metric commonly used within the healthcare sector. This metric assists us in determining the effectiveness of our operators in achieving market rental rates and driving revenues from providing healthcare-related services. For the quarter and six months ended June 30, 2012, our managers for our 29 comparable properties owned through our unconsolidated joint ventures reported to us an increase (decrease) in average occupancy of 1.1% and (0.3%), respectively, and a 3.3% and 2.3% increase in average RevPOU, respectively. The increase in average RevPOU for the quarter and six months ended June 30, 2012 was driven primarily by our operators’ success at driving rate increases at our properties.

Acquisitions

During the quarter ended June 30, 2012, we acquired four senior housing communities located in the Atlanta, Georgia area, three senior housing communities located in Illinois, one near St. Louis, Mo. two in the Davenport-Moline-Rock Island Metropolitan Statistical Area, one senior housing community located in Carson City, Nevada and one attractions property located in South Florida for approximately $168.7 million.

As of June 30, 2012, we had fully invested the proceeds of our common stock offering and senior unsecured note offering. Going forward, we expect that our cash needs will be generated from our investments including rental income, property operating income from managed properties, interest payments on the loans we make and distributions from our unconsolidated entities. To the extent we pursue additional acquisitions and further investment in our existing portfolio, the primary source of funds will be from capital recycling from property dispositions, borrowings and proceeds from our distribution reinvestment plan (“DRP”).

Page 6/CNL Lifestyle Properties Announces Second Quarter 2012 Results

Valuation

In July 2012, we conducted a detailed analysis to estimate the net asset value (“NAV”) on a per share basis to assist broker dealers in connection with their obligations under applicable Financial Industry Regulatory Authority (“FINRA”) rules with respect to customer account statements and to assist fiduciaries in discharging their obligations under Employee Retirement Income Security Act (“ERISA”) reporting requirements. As of August 1, 2012, the Board determined that the estimated NAV per share was $7.31. In determining an estimated fair value of our shares, the Board of Directors considered various analyses and information, a portion of which was provided by an internationally recognized independent valuation advisor that we had engaged in support of this process. As a result of our new estimated fair value, effective August 1, 2012, and until the Board of Directors announces a new price, the DRP shares will be offered at a five percent discount to the new estimated fair value per share.

Distributions

For the year ended June 30, 2012, we declared and paid distributions of approximately $97.0 million ($0.3126 per share). Upon reaching the milestone of achieving full initial investment, the Board evaluated the expected future cash flows, FFO, MFFO and Adjusted EBITDA forecasted to be generated by our portfolio. On August 9, 2012, based on the assessment of forward looking expected performance, the impact of the expected continued slow growth of the broader domestic economy and to ensure that we retain sufficient capital to continue to reinvest in and improve our assets, the Board has approved a reduction in our quarterly distribution to $0.10625 per share, effective during the third quarter of 2012. On an annualized basis, this amount represents a yield of 5.81 percent on our new estimated value per share and 4.25 percent on the original $10.00 per share offering price.

Page 7/CNL Lifestyle Properties Announces Second Quarter 2012 Results

CNL LIFESTYLE PROPERTIES, INC.

AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(in thousands except per share data)

	June 30, 2012	December 31, 2011
ASSETS

Real estate investment properties, net (including $207,459 and $210,866 related to consolidated variable interest entities, respectively)	$2,182,779	$2,055,678
Investments in unconsolidated entities	299,994	318,158
Cash	128,862	162,839
Mortgages and other notes receivable, net	123,075	124,352
Deferred rent and lease incentives	111,098	94,981
Other assets	63,922	48,728
Restricted cash	42,302	37,877
Intangibles, net	39,734	30,937
Accounts and other receivables, net	22,197	17,536
Assets held for sale	1,401	2,863

Total Assets	$3,015,364	$2,893,949

LIABILITIES AND STOCKHOLDERS’ EQUITY

Mortgages and other notes payable (including $81,141 and $82,376 related to non-recourse debt of consolidated variable interest entities, respectively)	$614,101	$518,194
Senior notes, net of discount	393,950	393,782
Line of credit	95,000	—
Other liabilities	70,836	44,835
Accounts payable and accrued expenses	40,333	32,158
Security deposits	13,361	13,880
Due to affiliates	1,460	1,120

Total Liabilities	1,229,041	1,003,969

Commitments and contingencies (Note 16)

Stockholders’ equity:
Preferred stock, $.01 par value per share 200 million shares authorized and unissued	—	—
Excess shares, $.01 par value per share 120 million shares authorized and unissued	—	—
Common stock, $.01 par value per share
One billion shares authorized; 333,251 and 328,884 shares issued and 313,228 and 309,215 shares outstanding as of June 30, 2012 and December 31, 2011, respectively	3,132	3,092
Capital in excess of par value	2,781,887	2,743,972
Accumulated deficit	(118,058)	(73,373)
Accumulated distributions	(871,243)	(774,259)
Accumulated other comprehensive loss	(9,395)	(9,452)

Total Stockholders’ Equity	1,786,323	1,889,980

Total Liabilities and Stockholders’ Equity	$3,015,364	$2,893,949

Page 8/CNL Lifestyle Properties Announces Second Quarter 2012 Results

CNL LIFESTYLE PROPERTIES, INC.

AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands except per share data)

	Quarter Ended June 30,		Six Months Ended June 30,
	2012	2011	2012	2011
Revenues:
Rental income from operating leases	$37,891	$40,718	$84,161	$88,428
Property operating revenues	79,762	61,574	120,247	92,833
Interest income on mortgages and other notes receivable	3,166	3,311	6,269	6,520

Total revenues	120,819	105,603	210,677	187,781

Expenses:
Property operating expenses	67,922	57,171	111,714	94,455
Asset management fees to advisor	8,787	7,813	17,469	15,311
General and administrative	4,725	3,766	9,353	6,958
Ground lease and permit fees	2,941	3,330	7,136	6,484
Acquisition fees and costs	1,680	1,985	2,810	6,911
Other operating expenses	2,328	1,372	4,363	2,560
Bad debt expense	1,041	471	3,094	606
Loss on lease termination	2,925	603	3,293	1,033
Loan loss provision	1,699	—	1,699	—
Depreciation and amortization	32,851	30,207	65,074	60,223

Total expenses	126,899	106,718	226,005	194,541

Operating loss	(6,080)	(1,115)	(15,328)	(6,760)

Other income (expense):
Interest and other income (expense)	196	(1,274)	287	(1,299)
Interest expense and loan cost amortization	(16,737)	(15,750)	(33,014)	(27,057)
Equity in earnings (loss) of unconsolidated entities	2,277	2,161	3,508	(1,705)

Total other expense	(14,264)	(14,863)	(29,219)	(30,061)

Loss from continuing operations	(20,344)	(15,978)	(44,547)	(36,821)

Discontinued operations	402	245	(138)	458

Net loss	$(19,942)	$(15,733)	$(44,685)	$(36,363)

Net loss per share of common stock (basic and diluted)
Loss from continuing operations	(0.07)	(0.05)	(0.14)	(0.12)
Discontinued operations	0.00	0.00	0.00	0.00

	$(0.07)	$(0.05)	$(0.14)	$(0.12)

Weighted average number of shares of common stock outstanding (basic and diluted)	311,860	304,595	310,548	297,376

Page 9/CNL Lifestyle Properties Announces Second Quarter 2012 Results

Non-GAAP Supplemental Financial Measures

The Company computes its financial results in accordance with generally accepted accounting principles (GAAP). Although Funds from Operations (FFO), Modified Funds from Operations (MFFO) and Adjusted Earnings before Interest, Taxes, Depreciation, and Amortization (Adjusted EBITDA) are non-GAAP financial measures, the Company believes FFO, MFFO, and Adjusted EBITDA calculations are helpful to stockholders and are widely recognized measures of real estate investment trust (REIT) operating performance. Pursuant to the requirements of Regulation G, the Company has provided reconciliations to these non-GAAP measures to the most directly comparable GAAP measures.

The Company calculates and reports FFO in accordance with the definitional and interpretive guidelines established by the National Association of Real Estate Investment Trusts (NAREIT). NAREIT defines FFO as net income or loss computed in accordance with GAAP, excluding gains or losses from sales of property and asset impairment write-downs, plus depreciation and amortization, and after similar adjustments for unconsolidated partnerships and joint ventures. The Company’s FFO calculation complies with NAREIT’s policy described above. The Company believes that FFO, together with the GAAP measure of net income (loss), provides useful information to investors regarding the Company’s operating performance because it is a measure of the Company’s operations without regard to specific non-cash items, such as depreciation and amortization and asset impairment write-downs.

The Company calculates and reports MFFO in accordance with the Investment Program Association’s (IPA) Guideline 2010-01, Supplemental Performance Measure for Publicly Registered, Non-Listed REITs: Modified Funds from Operations, (the “Practice Guideline”), issued by the IPA in November 2010. The Practice Guideline defines MFFO as FFO further adjusted for the following items, as applicable, included in the determination of GAAP net income or loss: acquisition fees and expenses; amounts relating to deferred rent receivables and amortization of above and below market leases and liabilities (which are adjusted in order to remove the impact of GAAP straight-line adjustments from rental revenues); accretion of discounts and amortization of premiums on debt investments; mark-to-market adjustments included in net income; nonrecurring gains or losses included in net income from the extinguishment or sale of debt, hedges, foreign exchange, derivatives or securities holdings where trading of such holdings is not a fundamental attribute of the business plan; elimination of adjustments relating to contingent purchase price obligations where such adjustments have been included in the derivation of GAAP net income; unrealized gains or losses resulting from consolidation from, or deconsolidation to, equity accounting; and after adjustments for consolidated and unconsolidated partnerships and joint ventures, with such adjustments calculated to reflect MFFO on the same basis. The Company believes that MFFO is useful to investors in evaluating its performance because the exclusion of certain recurring and nonrecurring items described above provide useful supplemental information regarding its ongoing performance, and that MFFO, when combined with the primary GAAP measure of income (loss), is beneficial to a complete understanding of its operating performance.

Presentation of this information is intended to provide useful information to investors as they compare the operating performance of different REITs, although it should be noted that not all REITs calculate FFO and MFFO the same way. Accordingly, comparisons with other REITs may not be meaningful. FFO and MFFO are not necessarily indicative of cash flow available to fund cash needs and should not be considered as an alternative to net income (loss) or income (loss) from continuing operations as an indication of our performance, as an alternative to cash flows from operations or as an indication of its liquidity, or indicative of funds available to fund our cash needs including its ability to make distributions to our stockholders. Stockholders and investors should not rely on FFO and MFFO as a substitute for any

Page 10/CNL Lifestyle Properties Announces Second Quarter 2012 Results

GAAP measure. MFFO has limitations as a performance measure in an offering such as the Company’s where the price of a share of common stock is a stated value and there is no net asset value determination during the offering stage and for a period thereafter. MFFO is useful in assisting management and investors in assessing the sustainability of operating performance in future operating periods, and, in particular, after the offering and acquisition stages are complete and net asset value is disclosed. FFO and MFFO are not useful measures in evaluating net asset value because impairments are taken into account in determining net asset value but not in determining FFO and MFFO.

The Company defines Adjusted EBITDA as net income (loss), less discontinued operations and other income, plus (i) net interest expense, and loan cost amortization and (ii) depreciation and amortization, as further adjusted for the impact of equity in earnings (loss) of our unconsolidated entities, straight-line adjustment for leased properties and mortgages and other rents receivable, cash distributions from unconsolidated entities, and certain other non-recurring items that the Company does not consider indicative of its ongoing operating performance. These further adjustments are itemized in the table below. You are encouraged to evaluate these adjustments and the reasons the Company considers them appropriate for supplemental analysis. In evaluating Adjusted EBITDA, you should be aware that in the future the Company may incur expenses that are the same as or similar to some of the adjustments in this presentation. The Company’s presentation of Adjusted EBITDA should not be construed as an inference that its future results will be unaffected by unusual or non-recurring items.

The Company presents Adjusted EBITDA because it believes it assists investors and analysts in comparing its performance across reporting periods on a consistent basis by excluding items that it does not believe are indicative of its core operating performance.

For additional information, please refer to the Company’s discussion of FFO, MFFO and Adjusted EBITDA included in Management’s Discussion and Analysis of Financial Condition and Results of Operations in its Quarterly Report on Form 10-Q for the quarter and six months ended June 30, 2012, filed with the Securities and Exchange Commission on August 14, 2012.

Page 11/CNL Lifestyle Properties Announces Second Quarter 2012 Results

Funds from Operations and Modified Funds from Operations

	Quarter Ended June 30,		Six Months Ended June 30,
	2012	2011	2012	2011

Net loss	$(19,942)	$(15,733)	$(44,685)	$(36,363)
Adjustments:
Depreciation and amortization (1)	32,851	30,445	65,074	60,699
Impairment of real estate assets (1)	—	—	267	—
Gain on sale of real estate investment	(356)	—	(282)	—
Net effect of FFO adjustment from unconsolidated entities (2)	4,394	5,027	12,429	10,785

Total funds from operations	$16,947	$19,739	$32,803	$35,121

Acquisition fees and expenses (3)	$1,680	$1,985	$2,810	$6,911
Straight-line adjustments for leases and notes receivable (1)(4)	(2,443)	(6,922)	(9,788)	(11,515)
Amortization of above/below market intangible assets and liabilities (1)	18	—	11	2
Loss from early extinguishment of debt (6)	—	1,453	4	1,453
Write-off/impairment of lease related investments (5)	3,566	468	3,566	686
Loan loss provision	1,699	—	1,699	—
Accretion of discounts/amortization of premiums for debt investments	—	213	—	429
MFFO adjustments from unconsolidated entities: (2)
Acquisition fees and expenses	—	—	—	3,251
Straight-line adjustments for leases and notes receivable	33	29	174	(15)
Loss on extinguishment of debt (6)	—	—	—	2,869
Amortization of above/below market intangible assets and liabilities	(5)	—	(10)	(37)

Modified funds from operations	$21,495	$16,965	$31,269	$39,155

Weighted average number of shares of common stock outstanding (basic and diluted)	311,860	304,595	310,548	297,376

FFO per share (basic and diluted)	$0.05	$0.06	$0.11	$0.12

MFFO per share (basic and diluted)	$0.07	$0.06	$0.10	$0.13

FOOTNOTES:

(1)	Includes amounts related to the properties that are classified as assets held for sale and for which the related results are classified as income (loss) from discontinued operations in the accompanying consolidated statements of operations.
(2)	This amount represents the Company’s share of the FFO or MFFO adjustments allowable under the NAREIT or IPA definitions, respectively, multiplied by the percentage of income or loss recognized under the hypothetical liquidation book value (“HLBV”) method.
(3)

In evaluating investments in real estate, management differentiates the costs to acquire the investment from the operations derived from the investment. By adding back acquisition fees and expense, management believes MFFO provides useful supplemental information of its operating performance and will also allow

Page 12/CNL Lifestyle Properties Announces Second Quarter 2012 Results

comparability between real estate entities regardless of their level of acquisition activities. Acquisition fees and expenses include payments to our advisor or third parties. Acquisition fees and expenses under GAAP are considered operating expenses and as expenses included in the determination of net income (loss) and income (loss) from continuing operations, both of which are performance measures under GAAP. All paid and accrued acquisition fees and expenses will have negative effects on returns to investors, the potential for future distributions, and cash flows generated by the Company, unless earnings from operations or net sales proceeds from the disposition of properties are generated to cover the purchase price of the property.

(4)	Under GAAP, rental receipts are allocated to periods using various methodologies. This may result in income recognition that is significantly different than underlying contract terms. By adjusting for these items (to reflect such payments from a GAAP accrual basis to a cash basis of disclosing the rent and lease payments), MFFO provides useful supplemental information on the realized economic impact of lease terms and debt investments, providing insight on the contractual cash flows of such lease terms and debt investments, and aligns results with management’s analysis of operating performance.
(5)	Management believes that adjusting for write-offs of lease related assets is appropriate because they are non-recurring non-cash adjustments that may not be reflective of our ongoing operating performance.
(6)	Loss (gain) of extinguishment of debt includes legal fees incurred with the transaction, prepayment penalty fees and write-off of unamortized loan costs, as applicable.

Set forth below is a reconciliation of Adjusted EBITDA to net loss (in thousands):

	Quarter Ended June 30,		Six Months Ended June 30,
	2012	2011	2012	2011

Net loss	$(19,942)	$(15,733)	$(44,685)	$(36,363)
Discontinued operations	(402)	(245)	138	(458)
Interest and other (income) expense	(196)	1,274	(291)	1,299
Interest expense and loan cost amortization	16,737	15,750	33,014	27,057
Equity in (earnings) loss of unconsolidated entities (1)	(2,277)	(2,161)	(3,508)	1,705
Loss from early extinguishment of debt	—	1,453	4	1,453
Depreciation and amortization	32,851	30,207	65,074	60,223
Loss on lease terminations	2,925	603	3,293	1,033
Loan loss provision	1,699	—	1,699	—
Straight-line adjustments for leases and notes receivables (2)	(2,443)	(6,922)	(9,788)	(11,515)
Cash distributions from unconsolidated entities (1)	11,599	6,219	23,539	9,849

Adjusted EBITDA	$40,551	$30,445	$68,489	$54,283

FOOTNOTES:

(1)	Investments in the Company’s unconsolidated joint ventures are accounted for under the HLBV method of accounting. Under this method, the Company recognizes income or loss based on the change in liquidating proceeds it would receive from a hypothetical liquidation of its investments based on depreciated book value. The Company adjusts EBITDA for equity in earnings (loss) of its unconsolidated entities because it believes this is not reflective of the joint ventures operations or cash flows available for distributions to the Company. The Company believes cash distributions from its unconsolidated entities, exclusive of any financing transactions, are reflective of its operating performance and its impact to the Company and such cash distributions have been added back to adjusted EBITDA above.
(2)	The Company believes that adjusting for straight-line adjustments for leased properties and mortgages and other notes receivable is appropriate because they are non-cash adjustments.

Page 13/CNL Lifestyle Properties Announces Second Quarter 2012 Results

About CNL Lifestyle Properties

CNL Lifestyle Properties, Inc. is a real estate investment trust that owns a portfolio of 177 properties in the United States and Canada in the lifestyle sectors. Headquartered in Orlando, Fla., CNL Lifestyle Properties specializes in the acquisition of ski and mountain lifestyle, attractions, golf, marinas, senior housing and additional lifestyle properties. For more information, visit www.CNLLifestyleREIT.com.

About CNL Financial Group

CNL Financial Group (CNL) is a leading private investment management firm providing global real estate and alternative investments. Since inception in 1973, CNL and/or its affiliates have formed or acquired companies with more than $26 billion in assets. CNL is headquartered in Orlando, Florida. For more information, visit www.cnl.com.

Statement Regarding Forward-Looking Information

Certain statements in this document may constitute forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”) and of Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). CNL Lifestyle Properties, Inc. (referred to as “we,” “our,” or “us” includes CNL Lifestyle Properties, Inc. and each of its subsidiaries) intends that all such forward-looking statements be covered by the safe-harbor provisions for forward-looking statements of Section 27A of the Securities Act and Section 21E of the Exchange Act, as applicable.

All statements, other than statements that relate solely to historical facts, including, among others, statements regarding our future financial position, business strategy, projected levels of growth, projected costs and projected financing needs, are forward-looking statements. Those statements include statements regarding the intent, belief or current expectations of the management team, as well as the assumptions on which such statements are based, and generally are identified by the use of words such as “may,” “will,” “seeks,” “anticipates,” “believes,” “estimates,” “expects,” “plans,” “intends,” “should,” “continues,” “pro forma” or similar expressions. Forward-looking statements are not guarantees of future performance and actual results may differ materially from those contemplated by such forward-looking statements due to a variety of risks, uncertainties and other factors, including but not limited to, the factors detailed in the Annual Report on Form 10-K for the year ended December 31, 2011, and our Quarterly Financial Report on Form 10-Q for the quarter ended June 30, 2012 and other documents filed from time to time with the United States Securities and Exchange Commission.

Many of these factors are beyond our ability to control or predict. Such factors include, but are not limited to: the global impact of the current credit crisis in the U.S. and Europe; changes in general economic conditions in the U.S. or globally (including financial market fluctuations); risks associated with our investment strategy; risks associated with the real estate markets in which we invest; risks of doing business internationally, including currency risks; risks associated with the use of debt to finance our business activities, including refinancing and interest rate risk and our failure to comply with our debt covenants; our failure to obtain, renew or extend necessary financing or to access the debt or equity markets; competition for properties and/or tenants in the markets in which we engage in business; the impact of current and future environmental, zoning and other governmental regulations affecting our properties; the impact of regulations requiring periodic valuation of the Company on a per share basis; our ability to make necessary improvements to properties on a timely or cost-efficient basis; risks related to development projects or acquired property value-add conversions, if applicable (including construction delays, cost overruns, our inability to obtain necessary permits and/or public opposition to these activities); defaults on or non-renewal of leases by tenants; failure to lease properties at all or on favorable rents and terms; unknown liabilities in connection with acquired properties or liabilities caused by managers or operators; our failure to successfully manage growth or integrate acquired properties and operations; material adverse actions or omissions by any joint venture partners; increases in operating costs and other expense items and costs, uninsured losses or losses in excess of our insurance coverage; the impact of outstanding or potential litigation; risks associated with our tax structuring; our failure to

Page 14/CNL Lifestyle Properties Announces Second Quarter 2012 Results

qualify and maintain our status as a real estate investment trust and our ability to protect our intellectual property and the value of our brands.

Management believes these forward-looking statements are reasonable; however, such statements are necessarily dependent on assumptions, data or methods that may be incorrect or imprecise and we may not be able to realize them. Investors are cautioned not to place undue reliance on any forward-looking statements which are based on current expectations. All written and oral forward-looking statements attributable to us or persons acting on our behalf are qualified in their entirety by these cautionary statements. Further, forward-looking statements speak only as of the date they are made and we undertake no obligation to update or revise forward-looking statements to reflect changed assumptions, the occurrence of unanticipated events or changes to future operating results over time unless otherwise required by law.

###